Exhibit 23.1

               Consent of Independent Certified Public Accountant

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 1998, which appears on page F-1 of the 1997 Annual Report on Form 10-K of Modern Medical Modalities Corporation. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ Vincent J. Batyr & Co.
Vincent J. Batyr & Co.

August 18, 1998